                                                                   Exhibit 3.1.4

                        The Commonwealth of Massachusetts

                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

                         MICHAEL J. CONNOLLY, Secretary

                ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

                  Certificate of Vote of Directors Establishing
                          A Series of A Class of Stock

                             FEDERAL IDENTIFICATION
                             NO. ___________________

                     General Laws, Chapter 156B, Section 72

We, John B. Green, Vice President and Lynnette C. Fallon, Clerk of:
                         Genzyme Transgenics Corporation
--------------------------------------------------------------------------------
                               (Name of Corporation)

located at:  One Mountain Road, Framingham, MA 01701

do hereby certify that at a meeting of the directors of the corporation held on March 4, 1998, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted: VOTED: To adopt the Certificate of Vote of Directors Establishing a Series of a Class of Stock attached as Exhibit A hereto (the "Certificate of Designation"), pursuant to the authority granted to the Board of Directors in the Company's Restated Articles of Organization to fix by resolution or resolutions the designations and the powers, preferences, and rights and the qualifications, limitations, or restrictions of one or more series of Series A Convertible Preferred Stock, par value $0.01 per share, to the extent permitted by Section 26 of Chapter 156B of the General Laws of Massachusetts; the officers of the Company at the time in office be and each of them acting singly is hereby authorized and empowered, in the name and on behalf of the Company, to execute the Certificate of Designation and that the proper officers of the Company be and each of them acting singly is hereby authorized to file such Certificate of Designation with the Secretary of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 20th day of March in the year 1998.

  /s/ John B. Green      Vice President
-----------------------
  /s/ Lynnette C. Fallon    Assistant Clerk
--------------------------

                        THE COMMONWEALTH OF MASSACHUSETTS

                 Certificate of Vote of Directors Establishing A

                           Series of a Class of Stock

                    (GENERAL LAWS, CHAPTER 156B, SECTION 26)


               I hereby approve the within articles of amendment and, the filing fee in the amount of $________ having been paid, said articles are deemed to have been filed with me this ____ day of __________, 19__.


                               MICHAEL J. CONNOLLY

                               Secretary of State


               TO BE FILLED IN BY CORPORATION

               PHOTOCOPY OF CERTIFICATE TO BE SENT


               TO:  Lynnette C. Fallon, Esquire

                    Palmer & Dodge LLP

                    One Beacon Street

                    Boston, Boston, MA 02108

                    Telephone:  (617) 573-0220

           STATEMENT OF TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK


                            I. DESIGNATION AND AMOUNT


The designation (this "Certificate of Designation") of this series, which consists of 20,000 shares of Preferred Stock of Genzyme Transgenics Corporation, a Massachusetts corporation (the "Company"), is the Series A Convertible Preferred Stock (the "Preferred Stock" or "Preferred Shares") and the face amount per share shall equal $1,000 (the "Face Amount").


                             II. CERTAIN DEFINITIONS


For purposes of this Certificate of Designation, the following terms shall have the following meanings:

      "Anniversary Date" means the date that is 9 months following the Closing
            Date.


      "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are permitted or required by law to be closed.


      "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holders then holding a majority of the outstanding shares of Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders, or, if they are unable to agree on such value, it shall be determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders.


      "Closing Date" means the date on which the Preferred Shares are initially issued.


      "Common Stock" means the common stock, $0.01 par value, of the Company.


      "Conversion Price" means (1) on and prior to the Anniversary Date, $14.55 and (2) beginning on the day following the Anniversary Date, the lesser of (i) $14.55 and (ii) the Market Price.


      "Effective Date" means the date the Registration Statement registering the resale of the shares of Common Stock into which the Preferred Shares are convertible is declared effective by the Securities and Exchange Commission.


      "Holders" means the initial Holders of the Preferred Stock and their permitted transferees.


      "majority of the outstanding shares of Preferred Stock" means greater than 66.6% of the outstanding shares of Preferred Stock.


      "Market Price" means the average of the Closing Bid Prices of the Common
            Stock over any 5 trading days, selected by the Holder, in the 20 trading days immediately preceding the Conversion Date.

      "Registration Deadline" means the 90th day following the Closing Date.


      "Registration Statement" means a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


      "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of March 20, 1998, among the Company and the purchasers named therein, as amended from time to time in accordance with the terms thereof.


      "Warrants" means certain stock purchase warrants to acquire shares of Common Stock issued by the Company to the initial Holders in connection with the transactions contemplated by the Securities Purchase Agreement.


                                 III. DIVIDENDS


       A. General. Each Holder of the Preferred Stock shall be entitled to receive cumulative dividends at the rate of ten percent (10%) of the Face Amount per annum (the "Dividend") of the Preferred Stock held by such Holder commencing on and continuing through any period that shares of Common Stock equal to such Holder=s Maximum Share Amount (as defined below) have been issued in conversion of Preferred Stock with respect to such Holder of the Preferred Stock. Such cumulative Dividends shall be payable at the end of each fiscal quarter of the Company in arrears in cash or additional Preferred Shares, at the Company's option; provided however, that the Company's option to pay such Dividends in additional Preferred Shares shall be subject to and contingent upon the effectiveness of a Registration Statement for the Common Shares underlying the Preferred Shares and Warrants. Dividends on the Preferred Stock shall accrue and be cumulative on a daily basis from the date payable (with appropriate proration for any partial dividend period), whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Company legally available for the payment of such dividends. In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities (as defined below), nor shall any shares of Junior Securities be purchased or redeemed by the Company nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities, without, in each such case, the written consent of the Holders of a majority of the outstanding shares of Preferred Stock, voting together as a class.

      B. Payment of Dividend in Preferred Shares. Should the Company elect to pay accrued but unpaid Dividends in additional shares of Preferred Stock, the number of Preferred Shares to which the Holder shall be entitled will be equal to the aggregate cash value of such unpaid Dividends, divided by the Face Amount.


                                 IV. CONVERSION


      A. Conversion at the Option of Holder. Subject to Article V(B), beginning on the earlier to occur of the Effective Date and the Registration Deadline, each Holder may, at any time and from time to time convert each of its shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of the Preferred Shares being converted by the then applicable Conversion Price, subject to adjustment as provided in Article X; provided, however, that, unless the Holder delivers a waiver in accordance with the immediately following sentence, in no event shall a Holder of shares of Preferred Stock be entitled to convert any such shares to the extent that (x) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Preferred Stock or unexercised portion of warrants or any other securities containing analogous limitations) plus (y) the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a Holder and such Holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rules 13(d) through (g) thereunder, except as otherwise provided in clause (x) of such proviso, and (ii) a Holder may waive the limitations set forth therein by written notice to the Company upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period).


      B. Mechanics of Conversion. To convert the Preferred Shares, a Holder shall: (i) fax , confirming receipt (or otherwise deliver by other means resulting in notice), a copy of the fully executed Notice of Conversion in the form of Exhibit A hereto to the Company and (ii) surrender or cause to be surrendered to the Company (or satisfy the provisions of Article XIII(A), if applicable) the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter. The date the Holder faxes to the Company a the Notice of Conversion described in clause (i) or such later date specified in the Notice of Conversion shall be the "Conversion Date".

      C. Timing of Conversion. No later than the third Business Day following the Conversion Date (the ADelivery Date@), provided that the Company has received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Article XIII(A), if applicable), the Company shall issue and deliver to the Holder (or at its direction) that number of shares of Common Stock issuable upon conversion of the number of Preferred Shares being converted. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on the Conversion Date, unless the Notice of Conversion is revoked as provided in Section IV(D). The Delivery Date shall be extended until the Business Day following the date of surrender to the Company of Preferred Stock Certificates to be converted or satisfaction of the provisions of Article XIII(A), if applicable.


      D. Continuing Rights. In addition to any other remedies which may be available to the Holder, in the event the Company fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the Preferred Shares by the Business Day following the Delivery Date (which certificates shall be unlegended as and when required pursuant to the Securities Purchase Agreement, Registration Rights Agreement dated as of March 20, 1998, by and among the Company and the other signatories thereto (the "Registration Rights Agreement") and this Certificate of Designation), the Holder shall, unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation, regain the rights of a Holder with respect to such unconverted shares of Preferred Stock. and the Company shall immediately return the subject Preferred Stock certificates and other conversion documents, if any, delivered by Holder, to the Holder, or, if shares of Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Preferred Stock have not been converted; provided however, that the Company shall remain liable for payment of the amounts determined pursuant to Article VI(A) hereof for each day falling between the trading day following the Delivery Date and the date of the revocation notice is received by the Company, and shall also remain liable for any damages suffered by Holder.


      E. Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Preferred Stock.

      F. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall make a cash payment equal to such fraction multiplied by the per share face value in respect of any fractional share which would otherwise be issuable; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.


      G. Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to the Company's transfer agent and upon the Holder=s compliance with Section IV(B), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The Company shall within three (3) Business Days issue a new certificate representing the Preferred Stock not converted pursuant to any Notice of Conversion.


            V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK; LIMITATION ON NUMBER OF CONVERSION SHARES


       A. Reservation of Common Stock. Subject to the provisions of this Article V, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of
 Common Stock to provide for the conversion of all outstanding Preferred Shares upon issuance of shares of Common Stock and the exercise of all Warrants (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Company=s obligations pursuant to Section 4(g) of the Securities Purchase Agreement. In addition, if the Company shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Preferred Stock shall be convertible at the then current Conversion Price, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Preferred Stock.


      B. Limitation on Number of Common Shares to be Issued. Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Preferred Stock equals

3,479,641 shares, subject to adjustments for stock dividends, stock splits, combinations or similar events, the Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of Article IV, unless the Company (i) has obtained approval of the issuance of the Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock, (ii) shall have otherwise obtained permission to allow such issuances from Nasdaq or such other principal exchange upon which the Common Stock is then trading; or (iii) is no longer governed by a rule promulgated by a stock exchange, Nasdaq or other applicable body prohibiting the issuance of Common Stock upon conversion of the Preferred Stock in excess of 3,479,641 shares without shareholder approval. The maximum number of shares of Common Stock issuable as a result of the limitation set forth in the first sentence of this
Section V(B) is hereinafter referred to as the "Maximum Share Amount." The Company shall as promptly as possible, at any time that the Maximum Share Amount has been reached with respect any Holder, exercise best efforts to obtain the required stockholder or Nasdaq approval to issue shares of Common Stock upon conversion of additional shares of Preferred Stock pursuant to Notices of Conversion delivered by the Holders. With respect to each Holder of Preferred Stock, the Maximum Share Amount shall refer to such Holder's pro rata share thereof determined in accordance with Article X below. In the event that the Company obtains stockholder approval, the approval of Nasdaq or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be instead, references to the greater New Maximum Share Amount. In the event that stockholder approval is not obtained, there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the Holder may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the period for obtaining effectiveness of such registration statement


      C. Allocation of Reserved Amount, Maximum Share Amount. The Reserved Amount and the Maximum Share Amount shall be allocated among the initial Holders according to the number of Preferred Shares issued to each such Holder on the Closing Date. Any Common Shares which were initially allocated to any Holder remaining after such Holder no longer owns any Preferred Shares shall be allocated among the remaining Holders pro rata, based on the number of Preferred Shares then held by such Holders.


                             VI. FAILURE TO CONVERT


      A. If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the third Business Day following the expiration of the Delivery Date for such conversion (said period of time being the

"Extended Delivery Period"), such number of shares of Common Stock to which such Holder is entitled (taking into account the limitations on conversions imposed by such Holder=s allocated portion of the Reserved Amount and the Maximum Share Amount) upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation. The Company shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders.


            The payments to which a Holder shall be entitled pursuant to this
Article VI(A) are referred to herein as "Conversion Default Payments." Conversion Default Payments shall be paid in cash. Such payment shall be made in accordance with and be subject to the provisions of Article XIII(B).


                      VII. REDEMPTION DUE TO CERTAIN EVENTS


      A. Redemption Events. A "Redemption Event" means any one of the following (after expiration of any applicable cure period):


            (i) the Company fails, and any such failure continues uncured for seven (7) Business Days after the Company has been notified thereof in writing by the Holder, to (x) remove any restrictive legend on any certificate for any shares of Common Stock issued after the Effective Date to the Holders upon conversion of the Preferred Stock or upon exercise of the Warrants, or (y) to cause its transfer agent to transfer any certificate for shares of Common Stock issued to a Holder upon conversion of the Preferred Stock, in each case as and when required by this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement; or

            (ii) The Company fails to issue shares of Common Stock to any Holder of Preferred Stock upon exercise by such Holder of its conversion rights in accordance with the terms of this Certificate of Designation for a period of 10 Business Days following the expiration of the Extended Delivery Period ; or


            (iii) The Company fails to fulfill any of its obligations pursuant to the Registration Rights Agreement (or makes any statement that it does not intend to honor such obligations) and any such failure shall continue uncured (or any statement not to honor its obligations shall not be rescinded) for ten
(10) business days.


      B. Redemption By Holder. During the continuation of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company while such Redemption Event continues, to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein) any or all of the then outstanding shares of Preferred Stock held by such Holder. Notwithstanding the foregoing, any Holder of Preferred Stock who does not sign a Redemption Notice shall retain such Holder's shares of Preferred Stock, the rights of which shall continue to be governed by the terms of this Certificate of Designation


      C. Optional Redemption by the Company. The Company may, at its option, upon five (5) Business Days= notice, redeem the Preferred Stock, as follows:


            (i) If, notwithstanding the exercise by the Company in good faith of best efforts, the registration statement required by the Registration Rights Agreement is not effective within 90 days following the Closing Date, the Company may, on or prior to the date that is 120 days following the Closing Date, at its option, redeem for cash out of funds legally available therefor, all (but not less than all) of the outstanding Preferred Shares at a price per share equal to the 110% of the Face Amount of the Preferred Shares plus accrued and unpaid dividends, if any, and any other amounts payable thereon.


            (ii) Beginning upon the earlier to occur of (a) the date that the Company completes an underwritten public offering of its Common Stock in an amount of at least $10,000,000, or (b) the date that is eighteen months following the Closing Date, the Company may, at its option, redeem for cash out of funds legally available therefor, all (but not less than all) of the outstanding Preferred Shares at a price per share (the "Redemption Amount") equal to accrued and unpaid dividends on the outstanding Preferred Stock and any other amounts payable hereunder plus the greater of (x) 115% of the Face Amount of the Preferred Shares or (y) the product of (1) the Market Price of the Common Stock as determined on the trading day preceding the Company's redemption notice to the Preferred Shareholders, multiplied by (2) the number of shares of Common Stock issuable upon conversion of the outstanding Preferred Shares at the then applicable Conversion Price.


            (iii) Beginning on the date any Holder reaches such Holder=s Maximum Share Amount, the Company may, at its option, redeem for cash out of funds legally available therefor, all (but not less than all) of the outstanding shares of Preferred Stock held by the Holder who has reached its Maximum Share Amount at a price per share equal to 100% of the Face Amount such shares of Preferred Stock plus accrued and unpaid dividends, if any, and any other amounts payable thereon.


      Nothing in this Section VIII(C) shall prohibit conversions of Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any notice of optional redemption by the Company hereunder.


      D. Maturity; Required Redemption. Subject to the limitations contained in
Section VII(F) hereof each share of Preferred Stock outstanding on the third anniversary of the Closing Date (the "Maturity Date") will be redeemed at the Company=s sole option, (a) in cash equal to the aggregate face value thereof plus accrued and unpaid dividends, if any, and any other amounts payable thereon or, (b) by delivery of a number of shares of Common Stock issuable upon conversion of all of the Preferred Stock at the then-applicable Conversion Price, provided that (i) any necessary approval for the issuance of additional shares has been obtained, and (ii) all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (x) authorized and reserved for issuance, (y) registered under the Securities Act for resale by all Holders of such Preferred Shares and (z) eligible to be traded on either the Nasdaq, Nasdaq Small Cap Market, the New York Stock Exchange or the American Stock Exchange.


      E. Redemption Defaults. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Preferred Stock, as provided in this Article VII, within five (5) Business Days of its receipt or delivery, as applicable, of a notice requiring such redemption, then each Holder (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus three percent (3%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder. In the event the Company is not able to redeem all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder, pro rata, based on the total number of shares of Preferred Stock included in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices. In the case of a Redemption Event, if the Company fails to pay the Redemption Amount for each share for any reason (including, without limitation, the circumstances specified in paragraph VII(F)), within five (5) Business

Days of the applicable Redemption Notice then (assuming there are sufficient authorized shares) in addition to all other available remedies, each Holder of Preferred Stock shall have the right at any time, so long as the Redemption Event continues, to convert, upon written notice, in lieu of the Redemption Amount, each outstanding share of Preferred Stock held by such Holder, into the number of shares of Common Stock of the Company equal to the Redemption Amount, divided by the Conversion Price then in effect, subject in all cases to each such Holder=s Maximum Share Amount.


      F. Capital Impairment. In the event that any section of the Massachusetts Corporation Law ("MCL"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this
Article VII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of said Section; and (iii) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the MCL.

                            VIII. RANK; PARTICIPATION


      A. Rank. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders of a majority of the outstanding shares of Preferred Stock obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.


      B. Participation. Subject to the rights of the Holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the Holders of Common

Stock to the same extent as if such Holders had converted their shares of Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the Holders of Common Stock.


                           IX. LIQUIDATION PREFERENCE


      A. Liquidation of the Company. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities and, together with the Holders of Preferred Stock the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.


      B. Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

      C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Company with respect thereto, including any accrued and unpaid dividends, pursuant to this Certificate of Designation through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


           X. ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS


The Conversion Price shall be subject to adjustment from time to time as follows:


      A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be proportionately reduced. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.


      B. Major Transactions. If the Company shall consolidate with or merge into any corporation, sell all or substantially all of its assets, effectuate a transaction or series of transactions in which 50% or more of the voting power of the Company is disposed of or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of the Holders of at least 50.1% of the outstanding shares of Preferred Stock: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such consolidation or merger (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction (without regard to any limitations on conversion herein contained) and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Preferred Stock plus accrued and unpaid dividends, if any, in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) Business Day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier). Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Article X(B). If the Major Transaction Consideration does not consist entirely of United States dollars, the value of such other property shall be determined by a reputable accounting firm selected by the Company that is reasonably acceptable the Holders of a majority of the outstanding shares of Preferred Stock.


      C. Adjustment Due to Distribution. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the minimum Conversion Price per share shall be reduced by the value of such Distribution per share. If the Distribution does not consist entirely of U.S. Dollars, the value of such other property shall be determined by a reputable accounting firms selected by the Company that is reasonably acceptable to the Holders of a majority of the outstanding shares of Preferred Stock.


      D. Purchase Rights. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.


       E. Adjustment to Conversion Price. If at any time when Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-market price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for the Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event during the calculation period preceding the Conversion Date. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

      F. Adjustment for Restricted Periods. If (i) the Company fails to obtain effectiveness of the Registration Statement prior to ninety (90) days following the Closing Date, or (ii) the Registration Statement, once effective, lapses in effect, or sales cannot otherwise be made thereunder, whether by reason of the Corporation=s failure or inability to amend or supplement the prospectus included therein (AProspectus@) in accordance with the Registration Rights Agreement or otherwise, then the 20 trading days period (ALookback Period@) used for determining the AMarket Price@ shall be extended to include (x) in the case of an event described in clause (i), the 20 trading days immediately preceding the 90th day following the Closing Date plus all Trading Days through and including the date of effectiveness of the Registration Statement, and (y) in the case of an event described in clause (ii), the number of trading days preceding the date on which the Holder is first notified that sales may not be made under the Prospectus, which would otherwise then be included in the Lookback Period plus all trading days through and including the date on which the Holder is notified that sales may again be made under the Prospectus. If a Holder of the Preferred Stock reasonably determines that sales may not be made pursuant to the Prospectus, it shall notify the Company in writing and, unless the Company provides Holder with an opinion of Company=s counsel to the contrary, such determination shall be binding for purposes of this paragraph.


      G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.


                                XI. VOTING RIGHTS


      No Holder of the Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, except as may be otherwise expressly required by law.


                           XII. PROTECTION PROVISIONS


      So long as any Preferred Shares are outstanding, the Company shall not, without first obtaining the approval of the Holders of majority of the outstanding shares of Preferred Stock: (a) alter or change the rights, preferences or privileges of the

Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock;
(c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Preferred Stock; or (e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).


                               XIII. MISCELLANEOUS


      A. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.


      B. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus three percent (3%) and (y) the highest interest rate permitted by applicable law.


      C. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation.


      D. Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


      E. Notices. Any notice from a Holder to the Company hereunder shall be given to the Company in accordance with Section 8(f) of the Securities Purchase Agreement. Any notices from the Company to a Holder shall be given to such Holder at such Holder=s address as shown in the stock register of the Company and otherwise in accordance with Section 8(f) of the Securities Purchase Agreement.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed this 20th day of March, 1998.


                                    Genzyme Transgenics Corporation


                                           By:  /s/  John B. Green
                                                ---------------------------

                                                Name: John B. Green

                                                Title:  Vice President, Finance

                                    EXHIBIT A


                         GENZYME TRANSGENICS CORPORATION


            CONVERSION NOTICE - SERIES A CONVERTIBLE PREFERRED STOCK


Reference is made to the Statement of Terms (the "Certificate of Designation") of the Series A Convertible Preferred Stock, face amount $1,000 per share (the "Preferred Shares"), of Genzyme Transgenics Corporation, a Massachusetts corporation (the "Company"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Preferred Shares indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.


Date of Conversion:
                         ---------


Number of Preferred Shares to be converted:
                                                 ---------


Stock certificate no(s). of Preferred Shares to be converted:
                                                                 ---------


Please confirm the following information:


Conversion Price:
                        ---------


Number of shares of Common Stock

to be issued:
                        ---------

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Preferred Shares are being converted in the following name and to the following address:


Issue to:
                    -----------------------

                    -----------------------

                    -----------------------


Facsimile Number:
                    -----------------------


Authorization:      -----------------------

                    By:
                            -----------------------

                    Title:
                            -----------------------


Dated:              -----------------------

The undersigned hereby represents and covenants that it has complied, or will comply, with any and all prospectus delivery requirements with respect to its sale of the Common Stock of the Company being issued herewith.


[ADD INFORMATION RE: DTC / DWAC PROCEDURES]


[ACKNOWLEDGED AND AGREED:


GENZYME TRANSGENICS CORPORATION


By:
      -----------------------

      Name:

      Title:


Date:
      -----------------------]